NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Reports
First Quarter 2006 Results

Denver, Colorado - May 12, 2006 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $4.0 million, or $0.03 per share, for the three months ended March 31, 2006, as compared to a net loss of $4.2 million, or $0.04 per share, for the three months ended March 31, 2005. Unless otherwise indicated, all dollar amounts are reported in US currency.

First Quarter 2006 Highlights

•
Black Fox Project - The Company has focused its strategy on developing Black Fox. The Company announced that it expects to publish updated reserves for Black Fox in June 2006, followed by a Canadian NI 43-101 report.

•
Huizopa - Minera Sol de Oro SA de CV (“MSO”), Apollo’s wholly owned subsidiary, reached an agreement with the Ejido Huizopa that allows MSO the right to use Ejido land covering 12,800 hectares of the MSO’s mining concessions in Huizopa for all activities necessary for the exploration, development and production of potential ore deposits in MSO’s Huizopa project area.

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Effective January 6, 2006, Apollo pledged the Company’s Black Fox Property as substitute collateral for its 2004-B secured convertible debentures, which were previously secured by $11.0 million restricted cash. In connection with this transaction, $2.6 million (Cdn$3.0 million) was used to release an existing lien on the Black Fox Property, resulting in $8.5 million cash being available to Apollo, less expenses for the transaction.

•
In January 2006, the Company raised $3.5 million through a private placement of 11,650,000 units to Jipangu, Inc. at $0.30 (Cdn$0.35) per unit. Each unit consists of one common share of Apollo and 0.17167 of a warrant for a total of 2,000,000 warrants, with each whole warrant exercisable for two years at Cdn$0.39 for one common share of Apollo.

•
Montana Tunnels - In March 2006, the Company adopted a plan to sell Montana Tunnels. Production of zinc-gold and lead-gold concentrates at Montana Tunnels continued through May 12, 2006 at which time all operations ceased and the mine was placed under care and maintenance. The assets and liabilities of Montana Tunnels and its results of operations and cash flows are now included in discontinued operations.

Loss from Continuing Operations - The Company had a loss from continuing operations of $2.2 million, or $0.02 per share, for the three months ended March 31, 2006 compared to a loss of $2.7 million, or $0.03 per share, for the same period 2005.

Loss from Discontinued Operations - Loss from discontinued operations was $1.8 million, or $0.01 per share, for the three months ended March 31, 2006 compared to a loss of $1.5 million, or $0.01 per share, for the same period 2005.

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three months ended March 31,
	2006	2005 (1)(2)
Loss from continuing operations	($2,187)	($2,748)
Loss from discontinued operations	($1,798)	($1,500)
Net loss	($3,985)	($4,248)

Basic and diluted net loss per share from (US$):
Continuing operations	($0.02)	($0.03)
Discontinued operations	($0.01)	($0.01)
	($0.03)	($0.04)

Basic and undiluted shares (weighted average) outstanding	116,555,263	94,857,192

(1) Income numbers have been restated to reflect the change in accounting policy for deferred stripping implemented in the second quarter 2005.
(2) Certain of the comparative figures have been reclassified to conform to the current period presentation. In particular, the results of operations of Montana Tunnels and the Florida Canyon mine for the three months ended March 31, 2005 have been classified as discontinued operations.

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

Operating Expenses.

Depreciation and Amortization. Depreciation and amortization expenses were $31,000 and $32,000 for the three months ended March 31, 2006 and 2005, respectively.

General and Administrative Expenses. General and administrative expenses were $1.2 million and $1.7 million for the three months ended March 31, 2006 and 2005, respectively. This decrease is due to a decrease in personnel costs and a decrease in audit and accounting expenses. Included in general and administrative expenses for the three months ended March 31, 2006 is a $0.3 million financing charge related to the reduction of exercise price of the note warrants attached to the Series 2004-B secured convertible debentures (“Debentures”) in consideration for the convertible debenture holders accepting the Black Fox property as substitute collateral to $11.0 million cash.

Stock-Based Compensation. In January 2004, the Company adopted the fair value method of accounting for stock options as set out in CICA Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments. Stock-based compensation was $108,000 and $202,000 for the three months ended March 31, 2006 and 2005, respectively. This decrease is due to a decrease in the number of stock options awarded to employees.

Exploration and Business Development Expense. Expenses for exploration and development, consisting of drilling and related expenses at our exploration properties, totaled approximately $351,000 and $240,000 for the three months ended March 31, 2006 and 2005, respectively. This increase is due to increased activity at our Huizopa exploration project.

Total Operating Expenses. As a result of these expense components, our total operating expenses decreased 21% to $1.7 million for the three months ended March 31, 2006, from $2.1 million for the three months ended March 31, 2005.

Other Income (Expenses).

Interest Income and Interest Expense. We realized interest income of $15,000 during the three months ended March 31, 2006 and interest expense of $512,000 in the same period compared to $87,000 in interest income and $685,000 in interest expense during the three months ended March 31, 2005. The decrease in interest expense is due to a decrease in the accretion on the Debentures issued in the fourth quarter of 2004.

Loss from Continuing Operations. As a result of the foregoing, the Company incurred a loss from continuing operations of $2.2 million, or $0.02 per share, for the three months ended March 31, 2006, as compared to a loss of $2.7 million, or $0.03 per share, for the three months ended March 31, 2005.

Loss from Discontinued Operations. In March 2006, the Company adopted a plan to dispose of the Montana Tunnels mine. For the three months ended March 31, 2006, loss from discontinued operations was $1.8 million, or $0.01 per share, compared to a loss of $1.5 million, or $0.01 per share, for the three months ended March 31, 2005.

Net Loss.

For the three months ended March 31, 2006, we incurred a net loss of $4.0 million, or $0.03 per share, as compared to a net loss of $4.2 million, or $0.04 per share, for the three months ended March 31, 2005.

Discontinued Operations.

In November 2005, the Company sold the Florida Canyon and Standard mines. In March 2006, the Company adopted a plan to dispose of the Montana Tunnels mine. Therefore, for the three months ended March 31, 2006, discontinued operations include the operations of the Montana Tunnels mine and for the three months ended March 31, 2005, discontinued operations include the operations of the Montana Tunnels mine and the Florida Canyon mine.

Montana Tunnels. Revenues at Montana Tunnels were $6.1 million for the three months ended March 31, 2006 compared to $12.3 million from Montana Tunnels for the three months ended March 31, 2005. Operating costs were $7.7 million and $14.3 million for the three months ended March 31, 2006 and 2005, respectively. The decreases in revenue and operating costs are the result of closing the open pit mine in October 2005 and processing low grade ore stockpiles.

Florida Canyon. The Florida Canyon mine was sold on November 18, 2005 and therefore had no activity in the three month period ended March 31, 2006. Revenues at Florida Canyon for the three months ended March 31, 2005 were $3.2 million. Operating costs were $4.7 million for the three months ended March 31, 2005.

Standard Mine. The Standard Mine was sold on November 18, 2005 and therefore had no activity in the three month period ended March 31, 2006. The mine was not in production for the three months ended March 31, 2005 and capital expenditure was $1.0 million. The mine entered commercial production on June 1, 2005.

Gain on sale of property, plant and equipment. Gain on sales of property, plant and equipment of discontinued operation for the three months ended March 31, 2006 was nil, as compared to a gain of $1.8 million for the three months ended March 31, 2005.

Liquidity and Financial Resources

To date, we have funded our operations primarily through issuances of debt and equity securities, the sale of the Nevada Assets and sale of surplus assets. At March 31, 2006, we had cash of $5.9 million, compared to cash of $0.1 million at December 31, 2005. The increase in cash since December 31, 2005 is primarily the result of investing cash inflows of $7.2 million and financing cash inflows of $3.1 million, offset by operating cash outflows of $4.5 million.

During the three months ended March 31, 2006, investing activities totaled $7.2 million. The $11.0 million held as cash collateral security for the Debentures that was in restricted cash at December 31, 2005, was released during the quarter. Capital expenditures for the further development of the Black Fox project were $3.4 million, which included the payment of $2.6 million to the former lien holders of Black Fox. Investing activities of discontinued operations were $0.4 million for the funding of the Montana Tunnels reclamation liability.

During the three months ended March 31, 2006, financing activities provided $3.1 million in cash, which included $3.5 million from the completion of a private placement with Jipangu, Inc. for 11,650,000 equity units at $0.30 (Cdn$0.35) per share. Each unit consists of one common share of the Company and 0.17167 of a warrant for a total of 2,000,000 warrants, with each whole warrant exercisable for two years at Cdn$0.39 for one common share of the Company. Payments of notes payable accounted for a cash outflow of $0.4 million during the quarter.

Our current funds are not sufficient to fund the balance of our projected 2006 expenditures of $2.5 million at Black Fox and $2.0 million for exploration at Huizopa, as well as keeping the Montana Tunnels mine on care and maintenance. In March 2006, the Company adopted a plan to sell Montana Tunnels Mining, Inc., which owns the Montana Tunnels and Diamond Hill mines, the proceeds from which, together with our cash on hand, we believe would provide us with sufficient liquidity to complete all planned activities for 2006. If we do not sell Montana Tunnels Mining, Inc., we expect to seek alternative financing solutions, which may include entering into a joint venture with respect to the mine, selling debt or equity securities, or selling the Montana Tunnels assets. Sales of debt or equity securities may include Canadian flow-through financing to further fund a portion of our Black Fox exploration activities.

Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of precious metals. Because of the significant impact that changes in the prices of gold and silver have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration activities as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

Apollo Gold Corporation

Apollo Gold is a precious metals exploration and development company principally in Canada and Mexico. The Company has a development property, the Black Fox Project, which is located on the Destor-Porcupine trend near the Township of Matheson in the Province of Ontario, Canada. Apollo also owns Mexican subsidiaries which own or have the right to acquire concessions at the Huizopa Project, an early stage exploration project, located in the Sierra Madre gold belt in Chihuahua, Mexico.

Contact Information: Investor Relations - Marlene Matsuoka Phone: 720-886-9656 Ext. 217 E-mail: info@apollogold.com	Toll Free: 1-877-465-3484 Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding: sale of Montana Tunnels, the completion of the drilling program, publishing of reserve calculations, use of funds, availability of funds, ability to fund our working capital and exploration and development expenditures for the next twelve months, estimated exploration and development expenditures. These forward looking statements are subject to numerous risks, uncertainties and assumptions including Apollo’s ability to locate a purchaser for the Montana Tunnels Mine, its ability to negotiate acceptable terms with any such purchaser, unexpected changes in business and economic conditions, the results of independent Canadian NI 43-101 reports, the results of current and future exploration activities, and other factors disclosed under the heading “Risk Factors” in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2005 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)
(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT
Cash and cash equivalents	$5,949	$119
Accounts receivable	125	152
Prepaids	146	376
Current assets of discontinued operations	3,032	4,226
Total current assets	9,252	4,873
Property, plant and equipment	29,447	26,128
Restricted certificates of deposit	578	11,578
Deferred financing costs	504	584
Non-current assets of discontinued operations	19,483	19,382
TOTAL ASSETS	$59,264	$62,545
LIABILITIES
CURRENT
Accounts payable	$1,723	$2,553
Accrued severance and other liabilities	319	2,116
Notes payable	67	298
Current liabilities of discontinued operations	3,685	5,444
Total current liabilities	5,794	10,411
Accrued severance	370	383
Notes payable	70	75
Convertible debenture	6,847	6,601
Non-current liabilities of discontinued operations	12,871	12,634
TOTAL LIABILITIES	25,952	30,104

Continuing operations

SHAREHOLDERS’ EQUITY
Share capital	152,738	148,295
Issuable common shares	231	231
Equity component of convertible debentures	1,809	1,809
Note warrants	1,086	781
Contributed surplus	10,669	10,561
Deficit	(133,221)	(129,236)
TOTAL SHAREHOLDERS’ EQUITY	33,312	32,441
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,264	$62,545

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2006	2005
		(Restated)
Operating expenses
Depreciation and amortization	$31	$32
General and administrative expenses	1,193	1,650
Stock-based compensation	108	202
Exploration and business development	351	240
	1,683	2,124
Operating loss	(1,683)	(2,124)
Other income (expenses)
Interest income	15	87
Interest expense	(512)	(685)
Foreign exchange loss and other	(7)	(26)
Loss from continuing operations for the period	(2,187)	(2,748)
Loss from discontinued operations for the period (Note 4)	(1,798)	(1,500)
Net loss for the period	$(3,985)	$(4,248)

Basic and diluted net loss per share from:
Continuing operations	$(0.02)	$(0.03)
Discontinued operations	(0.01)	(0.01)
	$(0.03)	$(0.04)

Basic and diluted weighted-average number of shares outstanding	116,555,263	94,857,192

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
(Unaudited)

	Three months ended March 31,
	2006	2005
		(Restated)
Operating activities
Loss from continuing operations for the period	$(2,187)	$(2,748)
Items not affecting cash:
Depreciation and amortization	31	32
Amortization of deferred financing costs	80	80
Reduction in exercise price of Note Warrants	305	-
Stock-based compensation	108	202
Accretion expense - convertible debenture, net of interest paid	245	420
Other	7	28
Net change in non-cash operating working capital items	(1,428)	718
Discontinued operations	(1,660)	(2,177)
Net cash used in operating activities	(4,499)	(3,445)

Investing activities
Property, plant and equipment expenditures	(3,445)	(2,010)
Proceeds from disposal of property, plant and equipment	90	-
Restricted certificate of deposit and other assets	11,000	(105)
Discontinued operations	(448)	(1,237)
Net cash provided by (used in) investing activities	7,197	(3,352)

Financing activities
Proceeds on issuance of shares	3,488	2,761
Payments of notes payable	(236)	-
Discontinued operations	(120)	(691)
Net cash provided by financing activities	3,132	2,070

Net increase (decrease) in cash	5,830	(4,727)
Cash and cash equivalents, beginning of period	119	7,146
Cash and cash equivalents, end of period	$5,949	$2,419

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$275	$322
Income taxes paid	$-	$-